Exhibit 5.1

Spencer Fane LLP
711 Third Avenue
New York, New York 10017

June 5, 2026

eXoZymes Inc.

750 Royal Oaks Drive, Suite 106

Monrovia, CA 91016

Re: Shelf Drawdown: Form S-3 (File No. 333-292781)

Ladies and Gentlemen:

We have acted as securities counsel to eXoZymes Inc., a Nevada corporation (the “Company”), in connection with the public offering by the Company of 592,270 shares (the “Shares”) of the Company’s Common Stock (the “Common Stock”), and 296,135 common stock purchase warrants (the “Warrants”), each Warrant to purchase one share of Common Stock and up to an additional 88,840 Shares and 44,420 Warrants to cover over-allotments, if any. The Shares, the Warrants, and the shares of Common Stock underlying the Warrants together are hereinafter referred to as the “Securities.” The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Statement Number 333-292781) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement includes the preliminary prospectus supplements dated April 9, 2026, May 29, 2026 and June 4, 2026 (together the “Preliminary Prospectus Supplements”), and a final prospectus supplement to be filed (the “Final Prospectus Supplement”).

The Securities are to be sold and issued pursuant to the Underwriting Agreement, dated as of June 5, 2026 (the “Underwriting Agreement”), with Public Ventures, LLC as underwriter. The Warrants are being issued pursuant to a Warrant Agency Agreement, dated as of June 5, 2026, with VStock Transfer, LLC as warrant agent. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus Supplements or the Final Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Securities.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. We have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (i) the Shares to be sold in the offering have been duly authorized for issuance, and when issued against payment therefor pursuant to the terms of the Underwriting Agreement will be validly issued, fully paid and non-assessable, (ii) the Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and the Warrant Agency Agreement, as applicable, will be valid and binding obligations of the Company, and (iii) the shares of Common Stock underlying the Warrants have been duly authorized and, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than the New York Business Corporation Law and the Nevada Revised Statutes. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws) or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Preliminary Prospectus Supplement, the Final Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on June 8, 2026.

In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/S/ Spencer Fane LLP